EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND ASHFORD HOSPITALITY PRIME

SECOND QUARTER CONFERENCE CALL

August 8th, 2014, 11:00 AM ET
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hi, good morning everyone. Monty, maybe the first one, just wanted to touch upon the margins at Ashford Trust. Up just 56 basis points on a very good RevPAR number. I was looking at the data that you guys disclosed in your press release. It looks like it was incentive fees and some new franchise fees eating into some of the upside. Just looking back at historical performance, it seemed like 1Q had some similar headwinds but grew margins over 125 basis points. I guess, back half of the year do you think this variability will continue and then maybe can you give us a sense of what we should think of in terms of margin growth in sort of a mid-single digit RevPAR environment.

Monty Bennett:
Sure. This margin growth is lower than what we‘ve typically achieved. Those incentive management fees in Trust were primarily paid to our affiliate, Remington, and that was because of some really strong performance. The incentive management fees to Remington are capped though; they’re capped at 1% of gross revenues. So there’s certainly a limitation to how many of those fees are paid by property based upon hitting a budget or not. As far as what the future holds, we don’t give guidance on that but we could offline work with you and help you calculate about how much—many fees were paid so far and therefore you can know at least how much more on the maximum side could be paid as part of that incentive. Those franchise fees headwinds were as a result of us converting some properties to franchises in approximately May of 2013, some Marriott managed. Now, overall the cost structure of those assets came down even with the franchise fees. But franchise fees do show up as a variance and that will go away going forward because we’ve lacked that information.

Participant 1:
Got it. Okay. Makes sense. Then kind of a similar question at Prime. Sorry, you might have mentioned this briefly in your prepared remarks but just wanted to ask you about, San Francisco and Seattle both had RevPAR growth over 12% yet negative margins. What was the driving force here and how long do you expect this kind of margin underperformance to continue?

Monty Bennett:
Sure. The brand incentive fees hit us pretty good in the Prime portfolio. While some of that is due—a lot of that is due just to improving performance, a lot of it has to do with how we booked them last year. We weren't as aggressive in booking the incentive fees in the first and second quarter of last year and therefore being more aggressive booking them this year really hit our margins. Starting in the third quarter and fourth quarter, the booking methodology will be the same. So we don’t anticipate the incentive fee impact to margins to be nearly as significant going forward.

Participant 1:
Got it. That’s helpful. Then finally, maybe this is for Doug. Obviously competition for high quality hotels in top markets continues to be high. A lot of your peers this earnings season have mentioned on their calls that they’re losing out on deals and these are peers with probably, presumably a little bit of a lower cost of capital than you guys. At what point in the cycle do you kind of make the decision that you may look to sell part of the Prime portfolio or the entire portfolio if you decide that you really can't grow accretively?

Monty Bennett:
We’ve been selling assets. We’ve got two assets for sale right now in the Trust portfolio, or maybe three assets for sale in the Trust portfolio. So we’re constantly (renewing) our portfolio. So we look at that all the time. You know, as far as looking at it in more larger forms, I’d rephrase the question in that—I’ll rephrase our answer in that. We’re committed to strong returns in both of these platforms and we will pursue whatever strategies it takes in order to get those strong returns. Now if that involves selling a good number of assets, then that’s what we’re going to do. We’re going to be looking at that continuously. So I don’t know if we’ll just reach a point on it.

We do think that we’ve got a good bit of running room left in this cycle. So there’s no reason to do anything too dramatic right now. But we want these platforms to perform well and we’re committed to making sure that happens one way or the other whether it's selling assets or any other moves we might consider. Trust has been, I believe, the number one performer of all of our REIT peers so far this year. But Prime has not done as well. But we really look at Prime's growth starting from when we raised the capital in Prime which is at $16.50. Looking at its starting price of—when it was spun out as ((inaudible)), so few shares were traded. But we raised significant capital at $16.50. We had a good run up these past couple of months but have pulled back here a little bit. But we’re very excited about the platform and think that it's going to do very well.

Douglas Kessler:
Andrew, if I could just add a couple of points. Obviously, some groups are selling assets because it's a strategic shift. What we have clearly with the benefit of our multiple platforms is that we’ve created those shifts already and that the cost of capital with respect to the opportunities are better aligned. Also, we’re sitting on a fair amount of capital within both platforms, so the idea of selling assets just to raise capital, to redeploy at a time that it's fairly competitive doesn’t sit strategically well with us either. We don’t think that’s in the best interest of the shareholders.

I think some industry experts are forecasting that the peak transaction period won't even be until sometime in 2018. So our view is that there’s plenty of run—room to run in the cycle and that we in many cases would be leaving cash on the table of selling into what we view to still be an industry wide strong RevPAR performance and increased liquidity for hotel transactions. So from that standpoint we view that our current strategy certainly makes sense.

Participant 1:	All right. That’s great color guys. Appreciate it.

Participant 2:
Hey, guys. I guess one quick follow-up to what Andrew just asked with regards to incentive management fees at AHT. Obviously, you know, it had an impact on margins this quarter. Can you tell us how close you guys are to bumping up against that 1% max at Remington? Should we expect incentive fees to be elevated and have this type of impact over the next few quarters, if RevPAR continues to hold up at the current pace?

Monty Bennett:	We’ll have to work on that calculation offline. We don’t have it right here with us, Ryan, about how much of that potential has been booked already as far as the Remington incentive fees.

Participant 2:
Okay. Well, can you tell us whether we should expect if RevPAR continues at the current pace across Trust's portfolio, whether we should see similar 50 basis point impact to property margins going forward?

Monty Bennett:	That depends on the—that calculation that I just referenced to.

Participant 2:	Got you.

Monty Bennett:
So we’d have to sit down. But, overall, all the—I don’t know—other areas and all areas of Trust are fine and in good shape. So it's just that incentive fee that we’ll have to take a closer look at and see how much it might impact over the next few quarters. But again, since we don’t give guidance, we’ll tell you how much has been booked so far, what the potential is and then you can make your estimates about how you think that will impact margins going forward.

Participant 2:
Okay. That’s makes sense. Obviously when incentive fees are being booked it's because the properties are doing better than expected. So that’s usually a positive. Second question I have, I was wondering if you could give me a little color on the Chicago Sofitel Water Tower. When you guys announced the deal back in February, you indicated that it was a trailing 6% cap rate and a forward 6.8% cap rate implying that cash flows are actually growing over on an NTM basis. But as we look at year-to-date, the EBIT—property EBIT’s down 17%, down 10% in the second quarter. You know is this—it doesn’t sound like this is what you were underwriting initially given you were expecting cash flows to be—or NOI to be growing. What's missing or is this what you were expecting and are we going to see a pretty sharp uptick over the next couple of quarters?

Monty Bennett:
We do expect the back half of the year to be stronger than the first half of the year both just in general and because of the convention calendar. So that’s happening. When we underwrote this property, we knew that the convention calendar was going to be weak in the first part of the year and this property’s own bookings. So that’s not new. What was new was that winter that just absolutely tore us up there, both us and the market. I think we even lost some share at that property during that period of time. But that was the difference, was that winter. I’d have to sit down and really look at the numbers and maybe the convention calendar was a little weaker than we expected. I’m not sure here offhand but it was primarily due to that brutal winter and the fact that we expected the games to be more backloaded than frontloaded.

Jeremy Welter:
Yes, Ryan, this is Jerry. I’ll just add a little bit. In the second half of the year, there’s two more citywides in Chicago. So the group outlook definitely looks more favorable for the city. One of the things that I mentioned in the call, is we have cut a decent amount of cost at the hotel already that will help offset some of the revenue drops.

Participant 2:	Were those cost cuts implemented after the end of the second quarter?

Jeremy Welter:	They were towards the latter part of the second quarter.

Participant 2:	Okay, great.

Jeremy Welter:	It's a process of working with the brand and the Management team on site.

Participant 2:	Great. That’s all for me, thanks.

Participant 3:
Hi. Thanks. Just circling back to the incentive fee question again. I wonder if you could quantify for us what percent of your properties are incentive fee payers—were incentive fee payers in Q2 versus the prior year just to get a sense of the number of properties that are reaching those thresholds.

Monty Bennett:
That’s hard to give you here right off the top here. So let’s give you that offline. All of the Remington properties are subject to incentive fees but they’re capped at 1% of gross revenues based upon exceeding budgeted levels—budgeted GOP levels. The non-Remington managed, the property managed, the brand managed properties, most of them have incentive fees as part of the management contracts, not all of them. Those are based upon certain owner priority levels that we’ll just have to spend a little time with you offline in order to help you with that.

Participant 3:
I’m trying to get a sense I guess of whether even if the Remington properties are capped, do the non-Remington properties start to kick in here with RevPAR growing, even though the Remington properties may be capped that you have similar issues at your other owned properties?

Jeremy Welter:
Yes. A lot of the ones that have the bigger shares of splits so to speak, above owner's priority, have already kicked in. Specifically for the Prime portfolio, five of the—approximately half of the assets are currently paying incentive fees. They just happened to be a little bit higher incentive than some of the other non-Remington hotels we have in the Trust portfolio.

Participant 3:	Thank you.

Participant 4:
Hey guys. It’s Austin Wurschmidt here with Jordan. Doug, I just had one question related to your comment on the Trust portfolio about having to remain very strategic on the acquisition side. I was just curious if you could provide a little color as to what you were referring to?

Douglas Kessler:
I think we’re just strategic with respect to both platforms. Nothing specific in that comment. I think the opportunities in the market today are broad-based, single assets portfolio opportunities as well. I think we’re just being strategic at both platforms looking at mining the market for situations that fit either platform.

Jeremy Welter:
To add to that a little bit is that when we look at opportunities, we share the—the way we measure accretion is a five-year total shareholder return based upon raising capital and deploying it in that asset we’re looking at on a leverage-neutral basis versus not doing anything and are the total shareholder returns based upon stock price and dividends, higher or lower, to our shareholders. That is a very strict discipline that we stick to and that’s why our returns are so much higher than our peers. So we get some questions about, are we going to sell some of the right of first offer properties from Trust to Prime or we can do this or that. The answer, not to be cute about it, but the answer truly is, is we will conduct some of those transactions when it's accretive to both platforms. At that time we’ll bring it to both the Trust Boards and the Prime Boards that it's in their best interest to do so, as it would be if it's accretive to both platforms. So when we’re strategic in our pursuits, everything has to pass through that filter. That’s a discipline we will continue to keep.

Participant 4:
So then just looking at the opportunities, both on a one-off versus portfolio basis, I mean, are you seeing more accretive opportunities, I guess on the larger portfolios or more where you can go in and mine some of the one-offs?

Monty Bennett:
We’ve obviously done a couple one-offs. So heretofore that’s been on the smaller individual assets. But I don’t know if that’s necessarily a rule. I think that’s just how we happen to go out there and grab a few assets. Answered in another way is that I think in the future there very well may be individual asset transactions and our portfolio transactions. So I don’t think that you should assume that it should be one or the other.

Participant 4:
Thanks for the detail there. Then just Jeremy, you mentioned some renovation disruption in the second quarter. I’m just curious, what the expectation is going forward and do you expect that to provide a little bit of a tailwind in the second half of the year. Similarly, can you provide an update on where you guys are in the process of implementing the revenue management initiatives?

Jeremy Welter:
Okay. I’m going to take the first part on the renovation. So if you look at the Trust disclosure that we’ve put out in terms of upcoming renovation schedule, we have about seven hotels I think or so in the third quarter of less renovations and about five in the fourth quarter. So on a year-over-year basis the second half has significantly less renovation activity than what we had in 2013. As for Prime, there’s really not a lot of renovation going on in that portfolio. So that looks pretty good, especially in the fourth quarter. Then—what was the second question, I’m sorry?

Participant 4:
Just where you guys are in the process of implementing the revenue management initiatives? I mean, are there still initiatives underway? Do you anticipate some additional tailwinds? We’ve seen now RevPAR sort of accelerate into the first half from the back half of last year and just curious if we should expect that to continue as additional initiatives are put in place.

Jeremy Welter:
We think—we know that there’s further initiatives that—some that have just been put in place and some that have not even been put in place yet. Those initiatives will continue to be put in place through the end of the year and in the first part of next year and then we should be getting some of the benefits from those. So we’re optimistic about our revenue performance.

Participant 4:	Great. That’s all I’ve got, thanks guys.

Participant 5:
Hey, good morning guys. I realize you don’t give guidance but wanted to ask you about the SG&A, more so on the Trust side. I see you added I think $1.2 million of spin-off costs back. Is there anything else that’s unusual that was kind of running through SG&A or what kind of impacts—what are some of the things that impacted timing on that if you can?

Deric Eubanks:
Sure, Chris. It's Deric. The other thing that I’d point out that was in the Trust G&A was the compensation adjustment related to the modified employment terms. There was nothing else that was in there that we adjusted for. But other than that, there’s nothing really—and the transaction cost like you mentioned, there’s nothing else that I would point out as different than what we typically have.

Participant 5:	Okay. On the stock-based comp, is there typically a lot of fluctuation kind of quarter-to-quarter?

Deric Eubanks:
No, not necessarily. The adjustment that I mentioned, the compensation adjustment, part of that was in stock comp and then part of that was in the G&A. So the movement in the stock comp amount was partly related to that adjustment.

Participant 5:	Okay, got you. Then on the Ashton acquisition, I’m guessing it may be a little bit too small for that to end up in Prime. But is Fremont something that could potentially end up there, either of those?

Monty Bennett:
This is Monty. No, the Fort Worth assets is not only small but it's in Fort Worth and that’s not in keeping with our Prime strategy. As far as the Fremont asset, it's not in a gateway market and it also has a RevPAR that’s too low. So, no, you shouldn’t expect any of those to ever go to Prime.

Participant 5:
Okay, got you. Then just on the—you mentioned two limited service hotels that were unencumbered with the latest refinancings. Could we read into that that those are sale candidates? Is there kind of a direct correlation that we see there?

Monty Bennett:	Yes. We’re marketing those for sale as the Homewood Suites in Mobile and it’s the Hampton Inn in Terre Haute. Those are two assets that are being marketed for sale.

Participant 5:
Okay. Great. Just one more from me. Just as you think about, we see the two platforms and is there a way, I guess to kind of creatively, could you buy—could you use more leverage on the Trust side to kind of compete with some of the buyers for these assets and then flip them over to Prime. Is there an avenue to do that?

Monty Bennett:
Yes, there is an avenue to do that. That’s one of the creative approaches that we’re looking at, that Doug's looking at and very detailed to see. We want to take advantage of these platforms to help themselves and help the sister platforms as long as it’s neutral or helpful to the first platform. We’re never going to do something for the benefit of one if it's at the expense of the other. But if there’s an opportunity to help each other, then that's what's going to happen. So considering what's going on in the marketplace where higher leveraged transactions are taking place and in order to be price competitive you have to have a little higher leverage, it may make sense to, in some form or fashion, warehouse them in the Trust, to purchase them in Trust, warehouse them, then at the appropriate time have them move over to Prime. But we would have to spend some time on that because we want to make sure that the Trust's shareholders, if we did that, get a fair shake and get compensated for playing that role.

So as we’re evaluating platforms, we’re looking at any and all different kinds of ways in order to create value. We’re also more open than before over on the Trust side to get into some joint ventures and do a little more creative type things, now that we’ve spun the Prime platform out. So hopefully we can apply our creativity to this market that we believe both in values and RevPARs is going to continue to improve for the foreseeable future in order to take advantage of those facts to the benefit of our shareholders.

Participant 5:	Okay, very good. Thanks.

Participant 6:
Hi. This is Weston Bloomer asking on behalf of Nikhil. Most of my questions have already been answered but I was wondering if you guys could give an update on your stance on the share buybacks, especially given AHP's share discount to NAV at this point. Is that something you guys are considering or is it too early in the portfolio’s lifecycle? Any update on that would be great. Thank you.

Monty Bennett:
Sure. That’s not something we’re considering now for Prime. It is early in the lifecycle of Prime. It is trading, we believe, at a material discount to net asset value to private market values. But we also have a desire to grow the platform and you don’t grow it by buying back shares. So we’re patient with that for now and have no intention on buying back stock. I think that generally what you’re going to see from us is not buying back stock, hardly at all during—in either platform during these more robust times in the industry. It's just really a better use of capital to go out and buy assets. Where you’ll see us buying back shares, if we do it, will be during a downturn. Almost exclusively. At least never say never, but that’s generally what you’re going to see. So I’d be hard-pressed to say that you’ll see us buying back shares in Prime or Trust. As a confidence boost to the marketplace, I went out there personally and bought some shares in Prime and although it's not material in the size of Prime, it's not an immaterial number at all to me personally. So we’re going to keep getting on the road with potential investors for Prime and keep selling the story. We’ve been getting some great feedback from investors and we’re going to keep up those efforts to educate the market on Prime.

Something that I think is very important is not only is that Prime structure more highly aligned with management than all the other internally managed assets but in a way it's one of the most purest ways that one can invest in a real estate platform, in that you’re investing straight in the assets and don’t have a management team that may be embarking on other initiatives. So we think it's a great structure and a great platform and we think over time the returns will prove that out.

Participant 6:	Okay, perfect. Thanks for the color. That’s all I had.

Participant 7:	Hi, good morning. Just a quick question here for you. Curious as to your appetite for taking on lengthy turnaround projects given where you think we are at this juncture of this cycle. Thanks.

Monty Bennett:
Sure. We’ll take on some turnaround projects. We think that we’ve got multiple years left in the cycle. So unless it's a new development which we typically don’t like to get involved in, a turnaround where you spend a year, a year and a half renovating and repositioning and then getting the benefit of the run up, we still think we have plenty of time for that. So we’re definitely not counting those out at all in each platform.

Participant 7:	Okay, thank you.

END